Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations	Media Relations
John Bakewell	Meara Murphy
978-436-7073	978-671-8508

LANTHEUS ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING

AND DEBT REFINANCING

No. BILLERICA, Mass. (June 30, 2015) – Lantheus Holdings, Inc. (“Lantheus Holdings” or the “Company”), the parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products, announced today the closing of its initial public offering of 12,256,577 shares of its common stock (including 1,423,243 shares pursuant to the full exercise of the underwriters’ option to purchase additional shares) at a public offering price of $6.00 per share (“the Offering”), resulting in estimated net proceeds of approximately $66.7 million, after deducting underwriting commissions and estimated expenses. The Company’s common stock is listed on The NASDAQ Global Market under the trading symbol “LNTH.”

Credit Suisse Securities (USA) LLC, Jefferies LLC, RBC Capital Markets, LLC, and Wells Fargo Securities, LLC acted as joint book-running managers for the Offering and Robert W. Baird & Co. Incorporated acted as co-manager.

At the same time, the Company announced today the closing of a new $365,000,000 Term Loan Agreement (the “Loan Agreement”) with a group of banks led by Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent and Credit Suisse Securities (USA) LLC, Jefferies Finance LLC and Wells Fargo Securities, LLC, as joint lead arrangers and joint book runners.

Net proceeds from the Offering and the Loan Agreement, after deducting underwriter discounts, commissions and other related fees and expenses, were used to redeem in full its outstanding 9.750% Senior Notes due 2017, and fully repay amounts outstanding under its current revolving credit facility.

The registration statement relating to the common stock has been filed with, and was declared effective by, the Securities and Exchange Commission on June 24, 2015. Copies of the final prospectus related to this offering may be obtained from: Credit Suisse Securities (USA) LLC., Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling (800) 221-1037, or by emailing newyork.prospectus@credit-suisse.com; and Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by calling (877) 547-6340, or by emailing Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc. (“LMI”), which is a global leader in developing, manufacturing, selling and distributing innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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